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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-138425) and related Prospectus of MxEnergy Holdings, Inc. for the registration of $190,000,000 of Floating Rate Senior Notes due 2011 and to the use therein of our report dated September 29, 2006, except for Note 14, as to which the date is October 27, 2006, and Note 15, as to which the date is February 28, 2007, with respect to the consolidated financial statements and schedule of MxEnergy Holdings, Inc. as of June 30, 2006 and 2005 and for each of the three years in the period ended June 30, 2006.

/s/ Ernst & Young LLP

Stamford, Connecticut
July 24, 2007

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Consent of Independent Registered Public Accounting Firm